                                                                    EXHIBIT 99.2


                              RMI TITANIUM COMPANY
                        BARGAINING UNIT EMPLOYEE SAVINGS
                               AND INVESTMENT PLAN


                                  ANNUAL REPORT



                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                        Report of Independent Accountants


To the Participants and Administrator of the RMI Titanium Company Bargaining Unit Employee Savings and Investment Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the RMI Titanium Company Bargaining Unit Employee Savings and Investment Plan (the "Plan") at December 31, 1999 and December 31, 1998, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of Assets Held for Investment Purposes is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
June 29, 2000

                              RMI TITANIUM COMPANY
              BARGAINING UNIT EMPLOYEE SAVINGS AND INVESTMENT PLAN
                 STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
                           DECEMBER 31, 1999 AND 1998


                                                                 1999                   1998
                                                             -----------            -----------
Investments at fair value                                    $20,271,662            $18,018,066
Contributions receivable                                         136,231                     --
                                                             -----------            -----------
Net assets available for benefits                            $20,407,893            $18,018,066
                                                             ===========            ===========



   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                               RMI BARGAINING UNIT
                      EMPLOYEE SAVINGS AND INVESTMENT PLAN

           STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                  1999               1998
                                               -----------        -----------

Employees' contributions                       $   814,813        $ 1,865,824
                                               -----------        -----------
Investment income:
   Interest and dividend income                  1,469,685          1,060,055
   Net appreciation in fair value
         of investments                            838,500          1,821,305
                                               -----------        -----------
                                                 2,308,185          2,881,360
   Transfers                                        (1,276)               456
                                               -----------        -----------
         Total additions                         3,121,722          4,747,640
                                               -----------        -----------
   Participant's benefits paid                    (731,895)          (628,826)
                                               -----------        -----------
         Total deductions                         (731,895)          (628,826)
                                               -----------        -----------
Increase in net assets                           2,389,827          4,118,814
Net assets available for benefits
      Beginning of year                         18,018,066         13,899,252
                                               -----------        -----------
      End of year                              $20,407,893        $18,018,066
                                               ===========        ===========




   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                              RMI TITANIUM COMPANY
              BARGAINING UNIT EMPLOYEE SAVINGS AND INVESTMENT PLAN
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 1998


NOTE 1 - SUMMARY OF ACCOUNTING POLICIES:

ACCOUNTING METHOD

The financial statements of the RMI Titanium Company Bargaining Unit Employee Savings and Investment Plan (the Plan) use the accrual method of accounting.

USE OF ESTIMATES

Generally accepted accounting principles require management to make certain estimates and assumptions relating primarily to the fair market value of certain Plan assets. Actual results could differ from those estimates. For additional information on the fair market value of Plan assets, see "Investments" below.

INVESTMENTS

Available investment options at December 31, 1999 are as follows:

RTI INTERNATIONAL METALS, INC. COMMON STOCK - Funds are invested in shares of RTI Metals, Inc. common stock.

Fidelity managed mutual fund accounts:

FIDELITY MAGELLAN FUND - Funds are invested in shares of a registered investment company that invests primarily in equity securities.

FIDELITY GROWTH AND INCOME FUND - Funds are invested in shares of a registered investment company that invests primarily in equity securities.

FIDELITY LOW-PRICED STOCK FUND - Funds are invested in shares of a registered investment company that invests primarily in shares of small-sized companies.

FIDELITY WORLDWIDE FUND - Funds are invested in shares of a registered investment company that invests primarily in common stocks issued by companies of all sizes anywhere in the world, including the U.S.

SPARTAN U.S. EQUITY INDEX FUND - Funds are invested in shares of a registered investment company that attempts to duplicate the composition and total return of the S&P 500.

Fidelity stable value funds:

FIDELITY MANAGED INCOME PORTFOLIO - Funds are invested in short- and long-term investment contracts issued by insurance companies and commercial banks.

Investments in Fidelity managed funds and RTI International Metals, Inc. common stock are valued at fair market value based on published quotations. Security transactions are recorded as of the settlement date.

FUNDING

The Plan is funded by contributions from the participating employees of the Company. The costs of administering the Plan and the trust are borne by the Company.

PAYMENT OF BENEFITS

Benefits are recorded when paid.

NOTE 2 - DESCRIPTION OF PLAN:

GENERAL

RMI Titanium Company (the "Company") is the Plan Sponsor. The Company is a successor to entities that have been operating in the titanium industry since 1951.

The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

The Plan is a defined contribution plan covering full-time union represented employees who are at least 21 years of age and have completed three months of service. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

CONTRIBUTIONS

Participants may contribute from 1% to 15% of salary through payroll deduction. Pre-tax contributions are subject to annual limitations as prescribed by law ($10,000 in 1999 and 1998).

Contributions are directed by the participants into any one or all of the investment options. Participants may change their elections of investment funds by calling the recordkeeper directly. Participants are 100% vested in their accounts at all times.

PAYMENT OF BENEFITS

Participants or their beneficiaries are entitled to the full current value of their account in the Plan upon:

      o  Retirement;
      o  Termination of Employment with the Company; or
      o  Death

Participants may also make written application to the administrator for withdrawal of all or a portion of their account balance for certain limited situations qualifying as financial hardships under Internal Revenue Service guidelines in effect at the time of the withdrawal.

PARTICIPANT LOANS RECEIVABLE

Participants may borrow from their accounts a minimum of $1,000 up to a maximum equal to 50% of the existing account balance not to exceed $50,000 in any 12-month period. Loans are treated as a transfer (from) the investment fund to the Participant Loans Receivable fund. Loan repayment terms range from one month to five years and are secured by the balance in the participant's account. Loans bear interest at a rate commensurate with the current market rate when made. Loans made in 1999 and 1998 bear interest at 8.75%. Interest rates on loans made prior to 1998 range from 8.75% to 15.00%. Principal and interest are paid ratably through monthly payroll deductions. Repayments are transfers to the investment funds (from) the Participant Loan Receivable fund.

TRANSFERS

Transfers represent transfers from or (to) other plans.

ADMINISTRATION

The Plan is administered by the Company's Retirement Board (the
"Administrator"). The Board establishes rules and procedures and interprets the provisions of the Plan.

TERMINATION PROVISION

The Company anticipates the Plan will continue without interruption, but reserves the right to discontinue the Plan at any time subject to the provisions of the collective bargaining agreement. In the event that such discontinuance results in the termination of the Plan, the Plan provides that each participant shall be fully vested in his or her individual account which includes earnings on the participant's contributions. The individual accounts of the participants shall continue to be administered by the Administrator, or be distributed in a lump sum to the participants, as deemed appropriate by the Administrator.

NOTE 3 - INCOME TAXES:

The Internal Revenue Service (IRS) has determined and informed the Company by a letter dated April 30, 1996, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended and restated since receiving the determination letter; however, the Administrator believes that the Plan is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan financial statements.

NOTE 4 - RECORDKEEPING

Individual participant account balances, allocations and investment options are maintained by Fidelity Investments Institutional Operations Company, Inc., based on enrollment and payroll information supplied by the Company.

                SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

                                   FORM 5500

                              RMI TITANIUM COMPANY

              BARGAINING UNIT EMPLOYEES SAVINGS & INVESTMENT PLAN


                                                                                                   (e)
                 (b)                                  (c)                                        CURRENT
(a)           IDENTITY                      DESCRIPTION OF INVESTMENT                             VALUE

*        Fidelity Investments               Fidelity Magellan fund                             $ 9,966,247

*        Fidelity Investments               Fidelity Growth and Income Fund                      1,456,248

*        Fidelity Investments               Fidelity Low Priced Stock Fund                         335,785

*        Fidelity Investments               Fidelity Worldwide Fund                                340,601

*        Fidelity Investments               Fidelity Managed Income Portfolio                    4,591,306

*        Fidelity Investments               Spartan U.S. Equity Index Fund                       1,445,509

*        RTI International Metals, Inc.     Common Stock                                         1,544,658

--       Participant Loans Receivable       Interest Rates-Low 8.75%, High 15.00%                  591,308

                                                                                               -----------
                                                              TOTAL:                           $20,271,662
                                                                                               ===========

                           * DENOTES PARTY-IN-INTEREST